UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:	November 24, 2010
(Date of earliest event reported):	November 29, 2010

Commission File No. 1-14588

CODORUS VALLEY BANCORP, INC.
(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2428543
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
105 Leader Heights Road P.O. Box 2887 York, Pennsylvania	17405-2887
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-747-1519

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.05:  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

At a regularly scheduled meeting of its Board of Directors held November 23, 2010, the Board of Directors of PeoplesBank, a Codorus Valley Company (the “Bank”), the principal subsidiary of Codorus Valley Bancorp, Inc. approved Springfield Contractors, an entity with which the Bank’s Chairman, Rodney Krebs, is affiliated and of which he is an officer, to perform certain snow removal and road work for a residential subdivision which the Bank acquired in partial satisfaction of a defaulted loan.

The Bank’s Code of Ethics provides that each person subject to the Code shall avoid at all times actual or apparent conflicts between private and Bank interests, and that conflicts of interest include situations where a person has an interest that may make it difficult to perform his or her work for the Bank objectively and effectively.  The hiring of Springfield Contractors by the Bank presents such a situation, and the Board, at its meeting, approved a waiver of its ethics policy for this situation.  The Bank approved the road work as a result of the necessity of engaging a contractor to do the work prior to the winter season and of the difficulty of securing another contractor to complete the work prior to that time.  The Board believes that Springfield’s bid is competitive and has approved the expenditure of not more than $10,000 for the completion of such work.  The award of the snow plowing contract was based on both a competitive bid and the fact that Springfield is likely to provide service to the subdivision residents more promptly than the other competing bidder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 29, 2010	CODORUS VALLEY BANCORP, INC. By: __/s/Larry J. Miller Larry J. Miller, President and CEO